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                                                                    EXHIBIT 99.2


CONTACT:
Jerry Wong
POET Holdings, Inc.
(650) 577-2500
jwong@poet.com


  POET HOLDINGS, INC. ANNOUNCES RECORD FOURTH QUARTER REVENUES OF $3.5 MILLION


SAN MATEO, CALIF. -- JANUARY 31, 2001 -- POET Holdings, Inc. (Neuer Markt: POXA) announced today record revenues for the fourth quarter of fiscal 2000 of $3.5 million, an increase of approximately $590,000, or 20%, from revenues for the quarter ended December 31, 1999. The net loss for the quarter ended December 31, 2000 was $2.8 million, or $0.26 per share, based on weighted average shares outstanding of 10,746,000, compared to a net loss of $1.3 million, or $0.15 per share, based on pro-forma weighted average shares outstanding of 8,669,000, for the quarter ended December 31, 1999. Revenues from the sale of products increased approximately $291,000, or 13% to $2.5 million for the quarter ended December 31, 2000, from $2.2 million for the quarter ended December 31, 1999.

The Company closed 14 new customers for the object database product line, the Object Server Suite (OSS), in the quarter ended December 31, 2000, including Siemens AG and Zonal Retail Data Systems. The Company also continued to close substantial business with existing OEM customers, including IDS AG and Avaya, Inc. (formerly Lucent Technology). The Company closed a total of 7 new end-user accounts for the business to business supplier enablement product line, the Electronic Catalog Suite (eCS), during the quarter ended December 31, 2000, including Dresdner Bank and Philips. The addition of these customers reinforces the Company's B2B Supplier Enablement product strategy and is very encouraging for the Company's business on a going forward basis.

Product license revenues attributable to OSS were approximately $2.0 million in the quarter ended December 31, 2000, representing approximately 42% growth compared to the quarter ended September 30, 2000. Product license revenues attributable to eCS in the quarter ended December 31, 2000 were approximately $500,000, representing a 563% increase from the quarter ended December 31, 1999, and a 49% decrease from the quarter ended September 30, 2000. Several deals for our eCS product line in the North American market did not close, seemingly as a result of the uncertainty in the high tech and internet sectors of the U.S. economy during the past quarter.

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Total consulting and training revenues increased approximately $151,000, or 52%, to $443,000 in the quarter ended December 31, 2000, from $292,000 in the quarter ended December 31, 1999. Total maintenance and support revenues increased approximately $148,000, or 41%, to $510,000 in the quarter ended December 31, 2000, from $362,000 in the quarter ended December 31, 1999.

On a pro-forma basis, the Company achieved year over year product license growth of close to 50% if the amortization of the deferred revenues from Novell is excluded. This growth occurred despite the negative impact of the divestiture of the Content Management Suite (CMS) product line midway through fiscal year 2000 and the relative weakness of the Euro compared to the U.S. dollar. This past year the Company also made significant planned financial investments in sales and marketing to build an experienced team of professionals and strengthen product recognition, particularly in relation to the eCS product line. This investment contributed to the Company's losses in fiscal year 2000 but should help the Company achieve its goals in the upcoming years. The Company believes that it is entering fiscal year 2001 with a strong product portfolio, a strong sales and marketing team and excellent reference accounts, as well as a very strong balance sheet with approximately $33 million in cash and investments.

Under current market conditions, the Company believes that revenues in the range of $19 million and a net loss in the range of $8 million in the fiscal year ending December 31, 2001 are realistic. The Company also plans to near a break-even point towards the end of fiscal year 2001, and hopes to achieve sequential quarter-to-quarter revenue growth as well as sequential quarter-to-quarter improvements to the bottom line. In addition, based upon assumed cash flow expectations, the Company plans to have a cash position of approximately $24 million at the end of fiscal year 2001. The Company is cautious about the slow down in the US and the global economies, which may have a negative impact on our performance during the course of fiscal 2001. There are also additional uncertainties that may have a negative impact on future results, which are not necessarily in the Company's control, such as currency exchange fluctuations and changes to the competitive landscape, among others.


Please refer to www.POET.de for the Company's complete earnings announcement.

About POET Holdings, Inc.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The

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Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.

                                       ###

This adhoc contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for POET Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in POET Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. POET Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in POET Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.

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                               POET HOLDINGS, INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                                                                December 31,
                                                                                         2000                1999
                                                                                   ------------------  -----------------
Current assets:
  Cash and equivalents                                                                 $ 18,725            $ 35,039
  Short term investments                                                                 10,416               9,311
  Accounts receivable, net                                                                3,751               2,125
  Inventories and other current assets                                                      438                 320
                                                                                   ------------------  -----------------
     Total current assets                                                                33,330              46,795
Property and equipment, net                                                               1,308                 581
Other assets                                                                                239                 224
Long term investments                                                                     4,030                  --
                                                                                   ------------------  -----------------
Total assets                                                                           $ 38,907            $ 47,600
                                                                                   ==================  =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                                     $ 1,252               $ 933
   Accrued liabilities                                                                    1,891               2,149
   Deferred revenue                                                                       1,043                 845
   Current portion of debt (including capital lease obligations)                            244                 283
                                                                                   ------------------  -----------------
      Total current liabilities                                                           4,430               4,210
                                                                                   ------------------  -----------------
Long term obligation                                                                         95                 326
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock                                                                               11                  11
  Additional paid in capital                                                             66,217              65,582
  Deferred stock compensation                                                              (353)               (927)
  Accumulated deficit                                                                   (31,893)            (22,058)
  Accumulated other comprehensive income                                                    400                 456
                                                                                   ------------------  -----------------
     Total stockholders' equity                                                          34,382              43,064
                                                                                   ------------------  -----------------
Total liabilities and stockholders' equity                                             $ 38,907            $ 47,600
                                                                                   ==================  =================

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                               POET HOLDINGS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                             THREE MONTHS ENDED,               YEAR ENDED
                                                DECEMBER 31,                   DECEMBER 31,
                                            2000            1999           2000            1999
                                         ------------   -------------   ------------   -------------
Revenues:
   Product                                 $ 2,548         $ 2,257        $ 9,114         $ 7,812
   Consulting and training                     443             292          1,358           1,505
   Support and maintenance                     510             362          1,755           1,297
                                            ------          ------         ------          ------
   Total revenues                            3,501           2,911         12,227          10,614
                                            ------          ------         ------          ------

Cost of revenues:
   Products                                     77             125            339             295
   Consulting and training                     406             253          1,195           1,052
   Support and maintenance                     384             261          1,288           1,029
                                            ------          ------         ------          ------
   Total cost of revenues                      867             639          2,822           2,376
                                            ------          ------         ------          ------
Gross profit                                 2,634           2,272          9,405           8,238
                                            ------          ------         ------          ------

Operating expenses:
   Selling and marketing                     3,797           2,290         13,092           7,591
   Research and development                  1,028             869          4,448           3,221
   General and administrative                1,023             480          3,631           1,825
   Amortization of deferred stock
   compensation                                 79             187            444             626
                                            ------          ------         ------          ------
   Total operating expenses                  5,927           3,826         21,615          13,263
                                            ------          ------         ------          ------
Operating loss                              (3,293)         (1,554)       (12,210)         (5,025)
                                            ------          ------         ------          ------
Other income (expense):
   Interest expense                             (7)            (36)           (38)         (1,114)
   Interest income and other, net              547             324          2,459             567
                                            ------          ------         ------          ------
   Total other income (expense), net           540             288          2,421            (547)
                                            ------          ------         ------          ------
Loss before income taxes                    (2,753)         (1,266)        (9,789)         (5,572)
Provision for income (tax) benefit              --               -            (47)              8
                                                --              --            ----             --
Net loss                                   $(2,753)        $(1,266)       $(9,836)        $(5,564)
                                            ======          ======         =======         ======

Basic and diluted net loss per share       $ (0.26)        $ (0.34)       $ (0.92)        $ (2.63)

Shares used in computing basic and
diluted net                                 10,746           3,688         10,653           2,117

Pro-forma basic and diluted net loss
per share                                                  $ (0.15)                       $ (0.79)